Exhibit 99.1

Federal Home Loan Bank of San Francisco Announces Third Quarter 2015 Operating Results

SAN FRANCISCO, October 28, 2015 — The Federal Home Loan Bank of San Francisco today announced that its net income for the third quarter of 2015 was $46 million, compared with net income of $76 million for the third quarter of 2014.

The $30 million decrease in net income for the third quarter of 2015 relative to the prior-year period primarily reflected an increase in net fair value losses associated with derivatives, hedged items, and financial instruments carried at fair value and a decline in net interest income.

Net interest income for the third quarter of 2015 was $119 million, down from $133 million for the third quarter of 2014. The decrease was primarily due to a decline in earnings on interest-earning assets and a decrease in earnings on invested capital because of lower average capital balances, partially offset by lower dividends paid on mandatory redeemable capital stock (which are classified as interest expense).

Other income/(loss) for the third quarter of 2015 was a loss of $33 million, compared with a loss of $12 million for the third quarter of 2014. The change reflected net fair value losses associated with derivatives, hedged items, and financial instruments carried at fair value of $30 million, compared with net fair value losses of $2 million for the third quarter of 2014. The change in net fair value losses was primarily due to more adverse effects of changes in market interest rates, interest rate spreads, interest rate volatility, and other market factors during the period compared to the third quarter of 2014. This change was partially offset by the impact of expense on derivative instruments used in economic hedges of $1 million, compared with expense of $12 million for the third quarter of 2014. Income/expense on derivative instruments used in economic hedges is generally offset by interest expense/income on the economically hedged assets and liabilities.

During the first nine months of 2015, total assets increased $10.1 billion, to $85.9 billion at September 30, 2015, from $75.8 billion at December 31, 2014. Advances increased $11.8 billion, or 30%, to $50.8 billion at September 30, 2015, from $39.0 billion at December 31, 2014.

Accumulated other comprehensive income decreased by $15 million during the first nine months of 2015, to $41 million at September 30, 2015, from $56 million at December 31, 2014, primarily as a result of a decline in the fair value of private-label residential mortgage-backed securities classified as available-for-sale.

As of September 30, 2015, the Bank was in compliance with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was 6.3%, exceeding the 4.0% requirement. The Bank had $5.4 billion in permanent capital, exceeding its risk-based capital requirement of $2.8 billion. Total retained earnings as of September 30, 2015, were $2.6 billion.

Today, the Bank’s Board of Directors declared a cash dividend on the capital stock outstanding during the third quarter of 2015 at an annualized rate of 8.79%. The dividend will total $62 million, including $6 million in dividends on mandatorily redeemable capital stock that will be reflected as interest expense in the fourth quarter of 2015. The Bank expects to pay the dividend on or about November 12, 2015.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Sept. 30, 2015	Dec. 31, 2014
Total Assets	$85,899	$75,807
Advances	50,793	38,986
Mortgage Loans Held for Portfolio, Net	668	708
Investments[1]	32,009	31,949
Consolidated Obligations:
Bonds	49,815	47,045
Discount Notes	30,042	21,811
Mandatorily Redeemable Capital Stock	514	719
Capital Stock - Class B - Putable	2,246	3,278
Unrestricted Retained Earnings	618	294
Restricted Retained Earnings	2,009	2,065
Accumulated Other Comprehensive Income/(Loss)	41	56
Total Capital	4,914	5,693

Selected Other Data at Period End	Sept. 30, 2015	Dec. 31, 2014
Regulatory Capital Ratio[2]	6.27%	8.38%

	Three Months Ended		Nine Months Ended
Selected Operating Results for the Period	Sept. 30, 2015	Sept. 30, 2014	Sept. 30, 2015	Sept. 30, 2014
Net Interest Income	$119	$133	$357	$406
Provision for/(Reversal of) Credit Losses on Mortgage Loans	—	(1)	—	—
Other Income/(Loss)	(33)	(12)	397	(114)
Other Expense	34	34	102	103
Affordable Housing Program Assessment	6	12	71	29
Net Income	$46	$76	$581	$160

Selected Other Data for the Period
Net Interest Margin[3]	0.54%	0.62%	0.59%	0.63%
Operating Expenses as a Percent of Average Assets	0.15	0.14	0.15	0.14
Return on Average Assets	0.21	0.35	0.94	0.25
Return on Average Equity	3.47	5.25	13.72	3.73
Annualized Dividend Rate[4]	10.01	7.35	13.30	6.91
Average Equity to Average Assets Ratio	6.01	6.72	6.87	6.63

1.	Investments consist of Federal funds sold, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.

2.
This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of September 30, 2015, was $5.4 billion.

3.	Net interest margin is net interest income (annualized) divided by average interest-earning assets.

4.	Dividend rates reflect the dividends declared, recorded, and paid during the relevant periods.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank’s members are headquartered in Arizona, California, and Nevada and include commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “plans,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com